QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:    Kristina Peterson
(760) 603-2521

ISIS PHARMACEUTICALS AND SEQUITUR SETTLE PATENT
INFRINGEMENT LAW SUIT

Sequitur Licenses Isis' Intellectual Property for Functional Genomics

Carlsbad, CA, September 16, 2002—Isis Pharmaceuticals, Inc. ("Isis") (NASDAQ:ISIS) announced today it has settled litigation pending against Sequitur, Inc. ("Sequitur). Isis had sued Sequitur, in three separate lawsuits, for alleged infringement of U.S. Patent Nos. 6,001,653; 6,326,199; 6,096,543; 5,959,097; and 5,958,773.

Isis and Sequitur reached a mutually agreeable business resolution that resulted in the dismissal of the three lawsuits and all counterclaims. Isis has granted Sequitur a license to certain Isis patents for target validation and functional genomics using first generation antisense oligonucleotides (also known as phosporothioate and/or phosphodiester deoxy antisense oligonucleotides) in exchange for undisclosed payments from Sequitur. Subject to a limited right to conclude existing customer contracts, Sequitur has agreed that it will not practice in the field of "second generation" or "next generation" antisense oligonucleotides, also known as chimeric antisense oligonucleotides.

"We are pleased with the favorable and expeditious end to this matter, as the settlement terms underscore the importance of Isis' intellectual property position in antisense technology," said B. Lynne Parshall, Isis Executive Vice President and CFO. "We are deriving value from our investment in innovation as we have licensed our patents to several industry partners who perform antisense-based functional genomics as part of internal drug discovery programs."

Isis owns a broad intellectual property estate of nearly 1000 issued patents that covers RNA-based drug discovery and development. The patent portfolio covers the use of antisense inhibitors as drugs, including chemistries, antisense inhibitor designs called "motifs," methods of use of antisense inhibitors, and mechanisms of action by which antisense inhibitors inactivate an RNA target. Isis' patent estate also covers the use of antisense inhibitors as tools for gene functionalization and target validation. Isis builds its intellectual property position through internal scientific innovation and by licensing Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene® (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 antisense products in its development pipeline with two in late-stage development and six in Phase II human clinical trials. Affinitac™, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer, and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is in a Phase III trial in Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of nearly 1000 issued patents worldwide. Isis' GeneTrove™ division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services. Ibis Therapeutics™ is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isispharm.com.

This press release contains forward-looking statements concerning Isis Pharmaceuticals and the potential of the company's intellectual property position. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, the reader is cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the Company's Annual Report on Form 10K, for the period ended

December 31, 2001, which is on file with the U.S. Securities and Exchange Commission, copies of which are available from the Company.

Affinitac™, a trademark of Eli Lilly and Company, is an investigational cancer compound being developed through an alliance between Lilly and Isis Pharmaceuticals, Inc. and marketed globally by Lilly. GeneTrove™ and Ibis Therapeutics™ are trademarks of Isis Pharmaceuticals, Inc. Vitravene® is a registered trademark of Novartis AG.

QuickLinks

ISIS PHARMACEUTICALS AND SEQUITUR SETTLE PATENT INFRINGEMENT LAW SUIT